EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

AMG Pantheon Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$33,742,551.74 (1)	0.00927%	$3,127.93 (2)

Fees Previously Paid			$3,127.93 (2)

Total Transaction Valuation	$33,742,551.74(1)

Total Fees Due for Filing			$3,127.93

Total Fees Previously Paid			$3,127.93

Total Fee Offsets

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of October 31, 2021. The fee of $3,127.93 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on December 21, 2021 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation.